UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 9, 2011

Tompkins Financial Corporation
(Exact name of registrant as specified in its charter)

New York	1-12709	16-1482357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

The Commons, PO Box 460, Ithaca, New York		14851
(Address of Principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (607) 273-3210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 9, 2011, Tompkins Financial Corporation (“Tompkins”) paid off and terminated its credit facility with JPMorgan Chase Bank, N.A., which facility was previously described in Item 2.03 of the Company’s Current Report on Form 8-K filed on May 2, 2008 (the “JPMorgan Credit Facility”). With the exception of closing costs, the proceeds of the Draw (as defined below in Item 7.01) were used exclusively to satisfy all of Tompkins’ remaining obligations under the JPMorgan Credit Facility.

Item 7.01 Regulation FD Disclosure

On February 9, 2011, Tompkins, as borrower, entered into a $20 million revolving line of credit facility (the “Credit Facility”) with NBT Bank, N.A. (“NBT”) as lender. Borrowings under the Credit Facility are tied to Prime Rate and are subject to a floor. Accrued interest on the Credit Facility is due and payable monthly. Any principal outstanding will be due and payable on the February 9, 2013 expiration date of the Credit Facility. The Credit Facility contains no prepayment penalties.

Simultaneously with its execution of the Credit Facility agreement, Tompkins simultaneously drew down $13.8 million of its available $20 million line of credit under the Credit Facility (the “Draw”).

The Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Credit Facility contains customary events of default for credit facilities of this type, including (without limitation): nonpayment of principal, interest, fees or other amounts after a stated grace period; inaccuracy of material representations and warranties; violations of covenants, subject in certain cases to stated cure periods; and certain insolvency, bankruptcies and liquidations. If an event of default occurs and is continuing, Tompkins may be required to repay all amounts outstanding under the Credit Facility.

The disclosures made in this Current Report on Form 8-K are furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Tompkins specifically incorporates it by reference.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMPKINS FINANCIAL CORPORATION

Date: February 15, 2011	By:	/s/ Francis M. Fetsko
Francis M. Fetsko
Executive Vice President and Chief Financial Officer